Exhibit 10.11

MERLIN, INC.

EXECUTIVE SEVERANCE PLAN

Merlin, Inc., a Delaware corporation (the “Company”), has adopted this Merlin, Inc. Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

1.1 “2026 Plan” means the Merlin, Inc. 2026 Incentive Award Plan, as may be amended from time to time.

1.2 “Accrued Obligations” means the Participant’s (a) base salary otherwise payable through the Date of Termination, and (b) unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable under Company policies then in effect.

1.3 “Administrator” means the Compensation Committee of the Board.

1.4 “Base Salary” means the Participant’s annual base salary rate in effect immediately prior to a Qualifying Termination (and, if applicable, disregarding any reduction which gives rise to Good Reason).

1.5 “Board” means the Board of Directors of the Company.

1.6 “Cause” means, in respect of a Participant:

(a) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement;

(b) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States);

(c) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties;

(d) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any of its subsidiaries; or

(e) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its subsidiaries.

The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

1.7 “Change in Control” shall have the meaning set forth in the 2026 Plan.

1.8 “CIC Protection Period” means the period beginning on the date of a Change in Control and ending on and including the one-year anniversary of the date of a Change in Control.

1.9 “CIC Termination” means (i) if a Participant has been designated to participate in the Plan at a Tier 1 or Tier 2 participation level, a termination of the Participant’s employment by the Company or its subsidiary without Cause or a termination of the Participant’s employment by the Participant for Good Reason, in either case, which occurs during the CIC Protection Period, or (ii) if a Participant has been designated to participate in the Plan at a Tier 3 participation level, a termination of the Participant’s employment by the Company or its subsidiary without Cause which occurs during the CIC Protection Period. A CIC Termination shall not include a termination of employment due to the Participant’s death or disability.

1.10 “Claimant” shall have the meaning set forth in Section 1.2 of Exhibit D attached hereto.

1.11 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.12 “COBRA Period” means the number of months of COBRA Premium Payments that a Participant may be entitled to receive, as determined in accordance with Exhibit A or Exhibit B attached hereto (based on the Participant’s participation Tier).

1.13 “COBRA Premium Payment” shall have the meaning set forth in Section 4.2(d) hereof.

1.14 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.15 “Date of Termination” means the effective date of the termination of the Participant’s employment.

1.16 “Effective Date” shall have the meaning set forth in Section 2 hereof.

1.17 “Employee” means an individual who is an employee of the Company or any of its subsidiaries.

1.18 “Equity Award” means a Company equity award granted under the Merlin, Inc. 2018 Equity Incentive Plan, as amended, the 2026 Plan, or any successor equity compensation plan adopted by the Company.

1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.20 “Excise Tax” shall have the meaning set forth in Section 7.1 hereof.

1.21 “Good Reason” means the occurrence of any one or more of the following events without the Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(a) a material diminution in Base Salary in effect immediately prior to the Participant’s resignation for Good Reason; or

(b) a transfer of the Participant’s primary workplace by more than 50 miles from its existing location by action of the Company; or

(c) a material diminution in title, authority, responsibilities or duties, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Participant.

Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (1) the Participant provides written notice to the Company setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason; (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice; and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period. With respect to the foregoing definition, the term “Company” will be interpreted to include any subsidiary or parent, if appropriate.

1.22 “Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.

1.23 “Participant” means each Employee who is selected by the Administrator to participate in the Plan, other than any Employee who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that explicitly supersedes and/or replaces the payments and benefits provided under this Plan.

1.24 “Participation Notice” shall have the meaning set forth in Section 2 hereof.

1.25 “Performance-Vesting Award” means an Equity Award that remains subject to achievement of any performance goal(s) as of the Date of Termination.

1.26 “Prior Year Bonus” means the Participant’s cash performance bonus, if any, for the year preceding the year in which the Date of Termination occurs.

1.27 “Pro-Rata Bonus” shall have the meaning set forth in Section 4.2(c) hereof.

1.28 “Qualifying Termination” means (i) if a Participant has been designated to participate in the Plan at a Tier 1 or Tier 2 participation level, a termination of the Participant’s employment by the Company or its subsidiary without Cause or a termination of the Participant’s employment by the Participant for Good Reason, or (ii) if a Participant has been designated to participate in the Plan at a Tier 3 participation level, a termination of the Participant’s employment by the Company or its subsidiary without Cause. A Qualifying Termination shall not include a termination of employment due to the Participant’s death or disability.

1.29 “Release” shall have the meaning set forth in Section 4.4 hereof.

1.30 “Salary Severance” shall have the meaning set forth in Section 4.2(a) hereof.

1.31 “Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 4 of the Plan and Exhibit A or Exhibit B, as applicable and each as attached hereto.

1.32 “Target Bonus” means the Participant’s target cash performance bonus, if any, for the annual bonus performance period in which the Date of Termination occurs.

1.33 “Target Bonus Severance” shall have the meaning set forth in Section 4.3(b) hereof.

1.34 “Time-Vesting Award” means each Equity Award that vests solely based on the passage of time (including an Equity Award for which the applicable performance goal(s) have been achieved as of the Date of Termination, such that the Equity Award remains subject only to time-based vesting as of the Date of Termination).

1.35 “Total Payments” shall have the meaning set forth in Section 7.1 hereof.

2. Effectiveness of the Plan; Notification; Eligibility. The Plan became effective on March 16, 2026 (the “Effective Date”). The Company shall, pursuant to a written notice to any Employee (a “Participation Notice”), notify each Participant that such Participant has been selected to participate in the Plan and of such Participant’s participation Tier. If the Administrator selects Employees to participate based on their title with the Company, and if an Employee’s title changes such that such Employee’s title is not a title selected by the Administrator to be a Participant, then such Employee shall automatically cease being a Participant upon the effective date of such Employee’s title change (provided, that, such title change does not constitute an event giving rise to Good Reason hereunder).

3. Administration. The Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate, and the Administrator may delegate its duty to provide a Participation Notice to a Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination or a CIC Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Severance Benefits.

4.1 Eligibility. Each Employee who qualifies as a Participant and who experiences a Qualifying Termination or a CIC Termination is eligible to receive Severance Benefits under the Plan. Notwithstanding the generality of the foregoing, if a Participant experiences a Qualifying Termination prior to the first anniversary of his or her commencement of employment with the Company, such Participant shall not be entitled to the Severance Benefits set forth in Section 4.2.

4.2 Qualifying Termination Payment. If a Participant experiences a Qualifying Termination, then the Company shall pay or provide to the Participant the following (in addition to the Accrued Obligations):

(a) Salary Severance. The Company shall pay to the Participant an amount equal to the Participant’s Base Salary that the Participant would have received had the Participant remained employed during the Salary Severance Period set forth on Exhibit A attached hereto (based on the Participant’s participation Tier) (the “Salary Severance”). The Salary Severance shall be paid in substantially equal installments during the Salary Severance Period, but commencing on the first payroll date following the 60th day following the Date of Termination (and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon).

(b) Prior Year Bonus. The Company shall pay to the Participant any unpaid Prior Year Bonus. The Prior Year Bonus shall be paid in a lump sum at such time when bonuses are paid to executives of the Company generally or, if later, on the first payroll date following the 60th day following the Date of Termination.

(c) Pro-Rata Bonus. The Company shall pay to the Participant an amount equal to the product of (i) the Participant’s annual cash performance bonus for the performance period in which the Date of Termination occurs, based on the achievement of applicable performance goals, and (ii) a fraction, the numerator of which is the number of days during the performance period that the Participant was employed through the Date of Termination and the denominator of which is the total number of days in the applicable performance period (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid in a lump sum at such time when bonuses are paid to executives of the Company generally or, if later, on the first payroll date following the 60th day following the Date of Termination.

(d) COBRA. Subject to the requirements of the Code, if the Participant is eligible for and properly elects healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, then the Company shall subsidize the COBRA premiums for the Participant and the Participant’s covered dependents until the end of the COBRA Period (as set forth on Exhibit A and based on the Participant’s participation Tier) (the “COBRA Premium Payment”); provided, however, that the Company shall not pay COBRA premiums for any health flexible savings accounts or health reimbursement arrangements. Such payment shall be made by direct payment or, at the Company’s election, by reimbursement to the Participant, and shall equal an amount determined based on the same benefit levels and cost to the Participant as would have applied based on the Participant’s benefit elections in effect on the Date of Termination if the Participant’s employment had not been terminated. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

(e) Equity Award Treatment. A portion of each outstanding Time-Vesting Award held by the Participant shall become vested and, to the extent applicable, exercisable as to the number of shares subject to such Time-Vesting Award that would have vested during the 12-month period following the Date of Termination had the Participant’s employment not been terminated. The remaining portion of each outstanding Time-Vesting Award held by Participant shall immediately and automatically be cancelled and forfeited on the Date of Termination. In addition, each outstanding Performance-Vesting Award held by the Participant as of the Date of Termination shall be treated in accordance with the terms and conditions set forth in the applicable award agreement and equity plan pursuant to such Performance-Vesting Award was granted.

4.3 CIC Termination Payment. If a Participant experiences a CIC Termination, then the Company shall pay or provide to the Participant the following (in addition to the Accrued Obligations):

(a) Salary Severance. The Company shall pay to the Participant the Salary Severance in a lump sum within 60 days following the Date of Termination; provided, however, the amount of the Salary Severance shall be determined based on the Salary Severance Period set forth on Exhibit B attached hereto (instead of Exhibit A).

(b) Prior Year Bonus. The Company shall pay to the Participant the Prior Year Bonus set forth in Section 4.2(b), if applicable, in a lump sum at such time when bonuses are paid to executives of the Company generally or, if later, on the first payroll date following the 60th day following the Date of Termination.

(c) Target Bonus Severance. The Company shall pay to the Participant an amount equal to the product of the Participant’s Target Bonus and the Target Bonus Multiplier set forth on Exhibit B (based on the Participant’s participation Tier) (the “Target Bonus Severance”) in a lump sum within 60 days following the Date of Termination.

(d) COBRA. The Company shall provide to the Participant the COBRA Premium Payment set forth in Section 4.2(d) hereof; provided, however, that the COBRA Period shall be set forth on Exhibit B attached hereto (instead of Exhibit A).

(e) Equity Award Treatment. Each outstanding Time-Vesting Award held by the Participant shall become fully vested and, to the extent applicable, exercisable on the Date of Termination. In addition, unless otherwise provided in the applicable award agreement, each outstanding Performance-Vesting Award held by the Participant as of the Participant’s Date of Termination shall vest at “target” performance and, to the extent applicable, become exercisable, on the Date of Termination.

4.4 Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless he or she executes a general release of claims substantially in the form attached hereto as Exhibit C (the “Release”) and, to the extent such Release includes a post-signing revocation period (including if required by applicable law), does not revoke such Release in accordance with its terms, within the time period set forth in the Release.

5. Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination or a CIC Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6. Section 409A.

6.1 General. To the extent applicable, the Plan shall be interpreted and applied consistent with and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2 Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6.3 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

6.4 Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.5 Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7. Limitation on Payments.

7.1 Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the cash severance payments under the Plan shall first be reduced, and any noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

7.2 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

8. No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of employment.

9. Successors.

9.1 Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

9.2 Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

10. Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address or email address on file with the Company or to such other address or email address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address or email address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

11. Claims Procedure; Arbitration. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit D attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and appeal procedures to resolve any claim.

12. Covenants.

12.1 Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, invention assignment, non-solicitation, non-disparagement) contained in any other written agreement between the Participant and the Company or any of its subsidiaries or affiliates, as in effect on the date of the Participant’s Qualifying Termination or CIC Termination.

12.2 Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

12.3 Ongoing Cooperation. Following Participant’s termination of employment for any reason and continuing for a period of five years following the Date of Termination, Participant agrees to cooperate in good faith with the Company and use Participant’s best efforts in responding to all reasonable requests by the Company for assistance and advice relating to matters and procedures in which Participant was involved or which Participant managed or was responsible for while Participant was employed by the Company (or any subsidiary thereof). Participant agrees to reasonably cooperate with and make himself or herself available to the Company and its representatives and legal advisors in connection with any matters in which Participant is or was involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal matters, as reasonably requested by the Company.

13. Miscellaneous.

13.1 Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan and, if applicable, any award agreements evidencing Performance-Vesting Awards, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other cash and/or healthcare severance benefits payable to a Participant by the Company (for the avoidance of doubt, sign-on bonus payments, retention bonus payments, transaction bonus payments and other similar cash payments shall not constitute “other cash severance” for purposes of this Plan).

13.2 No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.3 Termination and Amendment of Plan. The Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination.

13.4 Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration) and Section 12 (Covenants) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

13.5 Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

13.6 Withholding. The Company and its subsidiaries shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

13.7 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

13.8 Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

13.9 Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

13.10 Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.11 Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

13.12 Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Merlin, Inc. on March 16, 2026.

Signature:	/s/ Leslie R. Ravestein
Name:	Leslie R. Ravestein
Title:	Chief Legal Officer & Secretary

Exhibit A

Calculation of QUALIFYING TERMINATION Severance Amounts

Participation Tier	Salary Severance Period	COBRA Period
Tier 1	18 months	18 months
Tier 2	12 months	12 months
Tier 3	6 months	6 months

Exh. A-1

EXHIBIT B

Calculation of CIC TERMINATION Severance Amounts

Participation Tier	Salary Severance Period	COBRA Period	Target Bonus Multiplier
Tier 1	24 months	24 months	2
Tier 2	18 months	18 months	1.5
Tier 3	12 months	12 months	1

Exh. B-1

EXHIBIT C

FORM OF RELEASE

1. Release. For valuable consideration, including the payments or benefits under Section 4 of the Merlin, Inc. Executive Severance Plan (the “Severance Plan”), the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Merlin, Inc., a Delaware corporation (the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act.1

2. Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4 of the Severance Plan, with respect to the payments and benefits provided in exchange for this Release, [(ii) to payments or benefits under any equity award agreement between the undersigned and the Company,]2 (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

3. Unknown Claims.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

[1]	NTD: To be updated to reflect additional claims based on employee’s state of employment as needed.

[2]	NTD: Inclusion to be tailored to individual.

Exh. C-1

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4. Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or the National Labor Relations Board (the “NLRB”)) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Release prevents the undersigned from participating in an activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB, or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the undersigned has reason to believe is unlawful.

5. Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

6. No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of this Release with respect to a claim under the Age Discrimination in Employment Act.

7. No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

Exh. C-2

8. [OWBPA.3 The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(i)	the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)	the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)	the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	the Company advises the undersigned to consult with an attorney prior to executing this Release;

(v)	the undersigned has been given at least [21 / 45] days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21 / 45]-day period;

(vi)	[the undersigned understands that Attachment 1 to this Release is a list of the job titles and ages for all individuals in the undersigned’s decisional unit who have been selected for the program, as well as the job titles and ages of all individuals in the undersigned’s decisional unit who have not been selected for the program, as of [_____], the date the Company provided this Release to the undersigned;][4] and

(vii)	the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [11:59 p.m. Mountain time] on the seventh day after this Release is executed by the undersigned.]

[3]	NTD: Use for employees 40 years of age or older. The consideration period will be 21 days for a non-group termination and 45 days for a group termination.

[4]	NTD: To be included for group termination.

Exh. C-3

9. [Certain Rights.5 The undersigned is hereby advised as follows:

(i)	the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)	the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)	the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	the undersigned has a right to, and the Company advises the undersigned to, consult with an attorney prior to executing this Release; and

(v)	[the undersigned has been given at least five business days in which to review and consider this Release.][6] To the extent that the undersigned chooses to sign this Release [prior to the expiration of such period], the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time to review and consider this Release [and hereby waives the remainder of the period].]

10. Governing Law. This Release is deemed made and entered into in the State of [____],7 and in all respects shall be interpreted, enforced and governed under the internal laws of the State of [____], to the extent not preempted by federal law.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

[______]

[5]	NTD: Use for employees younger than 40.
[6]	NTD: Bracketed text in this section to be included for employees in California.
[7]	NTD: To be the employee’s state of employment.

Exh. C-4

EXHIBIT D

Detailed Claims Procedures

Section 1.1. Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations and guidance thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan.

Section 1.2. Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person believes that benefits are being denied improperly, that the Plan is not being operated properly, or that their legal rights are being violated with respect to the Plan (the “Claimant”), the Claimant must file a formal claim, in writing, with the Administrator in accordance with this Exhibit D. This requirement applies to all claims that any Claimant has with respect to the Plan, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. All written claims shall be submitted to the Chief Legal Officer, Merlin, Inc. at legal@merlinlabs.com or 129 South Street, Boston, MA 02111, telephone number (857)201-3979. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under this Exhibit D.

Section 1.3. Timing of Claim Denial. If the Administrator denies a claim in whole or in part (an “initial adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90 day review period. The extension will not exceed a period of 90 days from the end of the initial 90 day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

Section 1.4. Contents of Claim Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its initial adverse benefit determination. The notice will set forth, in a manner to be understood by the Claimant:

(1)	the specific reason or reasons for the initial adverse benefit determination;

(2)	reference to the specific Plan provisions on which the determination is based;

(3)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

(4)	an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

Exh. D-1

Section 1.5. Appeal Procedures. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim. The Claimant:

(1)	may submit written comments, documents, records and other information relating to the claim for benefits;

(2)	will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

(3)	will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

Section 1.6. Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Administrator’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Administrator’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Administrator’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.

Section 1.7. Notice of Determination on Appeal. If the appeal is denied, the Administrator shall provide the Claimant with written or electronic notification of its denial (“final adverse benefit determination”), which shall set forth, in a manner intended to be understood by the Claimant:

(1)	the specific reason or reasons for the final adverse benefit determination;

(2)	reference to the specific Plan provisions on which the final adverse benefit determination is based;

(3)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(4)	a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

(5)	a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

Section 1.8. Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one year after the final adverse benefit determination or (b) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.

Section 1.9. Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

Exh. D-2